EXHIBIT 99.1

Investor Relations Contact:
Jennifer Larson
(617) 368-5152

Media Contact:
Jessica Paar
(617) 368-5060

BOSTON BEER APPOINTS NEW SENIOR VICE PRESIDENT, SUPPLY CHAIN

BOSTON, MA (1/8/16) – The Boston Beer Company, Inc. (NYSE: SAM) (the “Company”), brewers of Samuel Adams beers, announced today that Quincy B. Troupe will be joining the Company as Senior Vice President, Supply Chain in late January, where he will have primary responsibility for brewery management, engineering, safety, production quality, and scheduling.

Mr. Troupe has more than fifteen years of supply chain management experience in the consumer food industry. Since 2013, he has served as Vice President, Manufacturing and Supply Chain Strategy, for the Pepperidge Farm division of Campbell Soup Company, Inc., and from 2010-2013 as Vice President, Supply Chain for Campbell North America. Prior to joining Campbell, Mr. Troupe served in various senior operational roles with Mars, Inc. of McLean, Virginia from 1997-2010.

Martin Roper, President and Chief Executive Officer of the Company, said, “Quincy’s experience in overseeing the supply chain for business units of respected food and beverage companies will be a great addition to the Company’s leadership team. This is particularly important as our supply chain and the diversity of our offerings continue to expand and becomes more complex.”

“I have always held The Boston Beer Company in the highest esteem, particularly due to its commitment to brewing quality and innovation,” said Mr. Troupe. “I am excited to join the team that will develop and implement the Company’s strategies to support its current and future growth.”

About The Boston Beer Company, Inc.

The Boston Beer Company, Inc. (NYSE: SAM) began in 1984 and today brews more than 60 styles of Samuel Adams beer.  Our portfolio of brands also includes Angry Orchard Hard Cider and Twisted Tea, as well as several other craft beer brands brewed by Alchemy & Science, our craft beer incubator.  For more information, please visit our investor relations website at www.bostonbeer.com, which includes links to all of our respective brand websites.